Exhibit 99.1
Vail Resorts Contacts:
Investor Relations: Bo Heitz, (303) 404-1800, InvestorRelations@vailresorts.com
Media: Sara Olson, (303) 404-6497, News@vailresorts.com
Vail Resorts Reports Fiscal 2021 Fourth Quarter and Full Year Results, Provides Fiscal 2022 Outlook, Announces Transformational Capital Plan and Declares Dividend
    BROOMFIELD, Colo. - September 23, 2021 - Vail Resorts, Inc. (NYSE: MTN) today reported results for the fourth quarter and fiscal year ended July 31, 2021, which were negatively impacted by COVID-19 and related limitations and restrictions, and reported results of season-to-date season pass sales. Vail Resorts also provided its outlook for the fiscal year ending July 31, 2022, announced a one-time transformational capital plan for calendar year 2022, and declared a dividend payable in October 2021.
Highlights
•Net income attributable to Vail Resorts, Inc. was $127.9 million for fiscal 2021, an increase of 29.4% compared to fiscal 2020. Fiscal 2021 was negatively impacted by COVID-19 and related limitations and restrictions, including the early closure of Whistler Blackcomb on March 30, 2021 and “stay at home” orders and periodic resort closures impacting our Australian ski areas. The prior year period was negatively impacted by the early closure of the Company’s North American destination mountain resorts and regional ski areas on March 15, 2020 due to COVID-19 (the “Resort Closures”).
•Resort Reported EBITDA was $544.7 million for fiscal 2021, an increase of 8.2% compared to fiscal 2020. Fiscal 2021 was negatively impacted by COVID-19 and related limitations and restrictions. The prior year period was primarily impacted by the Resort Closures, which included the resulting deferral of approximately $120.9 million of pass product revenue and $2.9 million of related deferred costs from fiscal 2020 to fiscal 2021 as a result of pass holder credits offered to 2019/2020 North American pass product holders.

•Pass product sales through September 17, 2021 for the upcoming 2021/2022 North American ski season increased approximately 42% in units and approximately 17% in sales dollars as compared to the period in the prior year through September 18, 2020, without deducting for the value of any redeemed credits provided to certain North American pass product holders in the prior period. To provide a comparison to the season pass results released on June 7, 2021, pass product sales through September 17, 2021 increased approximately 67% in units and approximately 45% in sales dollars as compared to the period through September 20, 2019, with pass product sales adjusted to include Peak Resorts pass sales in both periods. Pass product sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.79 between the Canadian dollar and U.S. dollar in all periods for Whistler Blackcomb pass sales.
•The Company issued its fiscal 2022 guidance range and expects Resort Reported EBITDA to be between $785 million and $835 million. The guidance includes an expectation that Resort Reported EBITDA for the first quarter of fiscal 2022 will be between negative $118 million and negative $106 million, which includes the negative impact from COVID-19 resort closures in Australia. Fiscal 2022 guidance assumes, among other assumptions described below, no material impacts associated with COVID-19 for the 2021/2022 North American ski season or the 2022 Australian ski season, other than an expected slower recovery for international visitation and group/conference business.
•The Company continues to maintain significant liquidity with $1.2 billion of cash on hand as of July 31, 2021 and $613 million of availability under our U.S. and Whistler Blackcomb revolving credit facilities. The Company declared a cash dividend of $0.88 per share payable in October 2021 and plans to exit the temporary waiver period under the Vail Holdings, Inc. revolving credit facility (“VHI Credit Agreement”) effective October 31, 2021.
•The Company announced a transformational $315 million to $325 million capital plan for calendar year 2022 focused on the addition and/or upgrade of 19 new chairlifts and other improvements to enhance the guest experience ahead of the 2022/2023 North American ski season.
Commenting on the Company’s fiscal 2021 results, Rob Katz, Chief Executive Officer, said, “Given the continued challenges associated with COVID-19, we are pleased with our operating results for the year. Our results highlighted our data-driven marketing capabilities, the value of our pass products, the resiliency of demand for the experiences we offer throughout our network of world-class resorts and our disciplined cost controls.
“Results continued to improve as the 2020/2021 North American ski season progressed, primarily as a result of stronger destination visitation at our Colorado and Utah resorts. Excluding Peak Resorts, total skier visitation at our U.S. destination mountain resorts and regional ski areas for fiscal 2021 was only down 6% compared to fiscal 2019. Whistler

Blackcomb’s performance was disproportionately negatively impacted due to the closure of the Canadian border to international guests, including guests from the U.S., and the resort closing earlier than expected on March 30, 2021 following a provincial health order issued by the government of British Columbia. Whistler Blackcomb’s total skier visitation for fiscal 2021 declined 51% compared to fiscal 2019. Our ancillary lines of business were more significantly and negatively impacted by COVID-19 related capacity constraints and limitations throughout the 2020/2021 North American ski season. We generated Resort Reported EBITDA margin of 28.5% driven by our disciplined cost controls as well as a higher proportion of lift revenue relative to ancillary lines of business compared to prior periods.”
Regarding the Company’s fiscal 2021 fourth quarter results, Katz said, “We are pleased with the strong demand across our North American summer operations during the fourth quarter, which exceeded our expectations and which we believe highlights our guests’ continued affinity for outdoor experiences. In Australia, we experienced strong demand trends at the beginning of the 2021 Australian ski season. However, subsequent COVID-19 related stay-at-home orders and temporary resort closures negatively impacted financial results for the fourth quarter by approximately $8 million relative to our guidance expectations issued on June 7, 2021. Fourth quarter results were also negatively impacted relative to our June 7, 2021 guidance by a one-time $13.2 million charge for a contingent obligation with respect to certain litigation matters.”
Katz continued, “We remain focused on our disciplined approach to capital allocation, prioritizing our investments in our people, as well as high-return capital projects, strategic acquisition opportunities, and returning capital to shareholders. Our liquidity position remains strong, and we are confident in the free cash flow generation and stability of our business model. Our total cash and revolver availability as of July 31, 2021 was approximately $1.9 billion, with $1.2 billion of cash on hand, $418 million of revolver availability under the VHI Credit Agreement, and $195 million of revolver availability under the Whistler Blackcomb Credit Agreement. As of July 31, 2021, our Net Debt was 3.0 times trailing twelve months Total Reported EBITDA. Given our strong balance sheet and outlook, we are pleased to announce that the Company plans to exit the temporary waiver period under the VHI Credit Agreement effective October 31, 2021, declared a cash dividend of $0.88 per share payable in October 2021, and announced a transformational $315 million to $325 million capital plan for calendar year 2022 to add or upgrade 19 new chairlifts and make other investments to enhance the guest experience and are expected to generate strong returns for our shareholders.”
Operating Results
    A more complete discussion of our operating results can be found within the Management’s Discussion and Analysis of Financial Condition and Results of Operations section of the Company’s Form 10-K for the fiscal year ended July 31, 2021, which was filed today with the Securities and Exchange Commission. The discussion of operating results below compares the results for the fiscal year ended July 31, 2021 to the fiscal year ended July 31, 2020, unless otherwise noted. The following are segment highlights:
Mountain Segment
•Total lift revenue increased $163.5 million, or 17.9%, to $1,076.6 million primarily due to strong North American pass sales growth for the 2020/2021 ski season, including the deferral impact of the pass holder credits offered to 2019/2020 North American pass product holders from fiscal 2020 to fiscal 2021 as a result of the Resort Closures, partially offset by a decrease in non-pass visitation due to limitations and restrictions on our North American operations due to the impacts of COVID-19, which disproportionately impacted Whistler Blackcomb.
•Ski school revenue decreased $44.9 million, or 23.7%, dining revenue decreased $70.4 million, or 43.8%, and retail/rental revenue decreased $42.3 million, or 15.7%, each primarily as a result of by COVID-19 related capacity limitations and restrictions in the current year, partially offset by the Company operating for the full U.S. ski season in the current year as compared to the impact of the Resort Closures in the prior year.
•Operating expense decreased $65.9 million, or 5.4%, which was primarily attributable to cost discipline efforts in the current year associated with lower levels of operations and limitations, restrictions and closures of resort operations resulting from COVID-19.
•Mountain Reported EBITDA increased $50.3 million, or 10.1%, which includes $20.3 million of stock-based compensation for fiscal 2021 compared to $17.4 million in the prior year.
Lodging Segment
•Lodging segment net revenue (excluding payroll cost reimbursements) decreased $26.4 million, or 11.1%, primarily due to operational restrictions and limitations of our North American lodging properties in the current year as a result of the ongoing impacts of COVID-19, partially offset by stronger summer demand in the U.S. during the fourth quarter of fiscal 2021.
•Lodging Reported EBITDA decreased $9.0 million, which includes $3.8 million of stock-based compensation expense in fiscal 2021 compared to $3.4 million of stock-based compensation expense in fiscal 2020.
Resort - Combination of Mountain and Lodging Segments
•Resort net revenue was $1,907.9 million for fiscal 2021, a decrease of $50.9 million, or 2.6%, compared to resort net revenue of $1,958.9 million for fiscal 2020. Fiscal 2021 revenue included approximately $12 million of favorability from currency translation, which the Company calculated on a constant currency basis by applying current period foreign exchange rates to the prior period results.
•Resort Reported EBITDA was $544.7 million for fiscal 2021, an increase of $41.3 million, or 8.2%, compared to fiscal 2020. Fiscal 2021 includes the impact from the deferral of $118 million of pass product revenue and related deferred costs from fiscal 2020 to fiscal 2021 as a result of credits offered to 2020/2021 North American pass product holders, a one-time $13.2 million charge for a contingent obligation with respect to certain litigation matters, and approximately $2 million of favorability from currency translation from Whistler Blackcomb, which the Company calculated on a constant currency basis by applying current period foreign exchange rates to prior period results.
Total Performance
•Total net revenue decreased $54.0 million, or 2.7%, to $1,909.7 million.
•Net income attributable to Vail Resorts, Inc. was $127.9 million, or $3.13 per diluted share, for fiscal 2021 compared to net income attributable to Vail Resorts, Inc. of $98.8 million, or $2.42 per diluted share, in fiscal 2020. Net income attributable to Vail Resorts, Inc. for fiscal 2021 and fiscal 2020 included tax benefits of approximately $17.9 million and $8.0 million, respectively, related to employee exercises of equity awards (primarily related to the CEO’s exercise of SARs). Additionally, fiscal 2021 net income attributable to Vail Resorts, Inc. included approximately $3 million of unfavorability from currency translation, which the Company calculated by applying current period foreign exchange rates to the prior period results.
Season Pass Sales
Commenting on the Company’s season pass sales for the upcoming 2021/2022 North American ski season, Katz said, “We are very pleased with the results of our season pass sales to date, which continue to demonstrate the strength of our data-driven marketing initiatives and the compelling value proposition of our pass products, driven in part by the 20% reduction in all pass prices for the upcoming season. Pass product sales through September 17, 2021 for the upcoming 2021/2022 North American ski season increased approximately 42% in units and approximately 17% in sales dollars as compared to the period in the prior year through September 18, 2020, without deducting for the value of any redeemed credits provided to certain North American pass holders in the prior period. To provide a comparison to the season pass results released on June 7, 2021, pass product sales through September 17, 2021 for the upcoming 2021/2022 North American ski season increased approximately 67% in units and approximately 45% in sales dollars as compared to sales for the 2019/2020 North American ski season through September 20, 2019, with pass product sales adjusted to include Peak Resorts pass sales in both periods. Pass product sales are adjusted to eliminate the impact of foreign currency by applying an exchange rate of $0.79 between the Canadian dollar and U.S. dollar in all periods for Whistler Blackcomb pass sales.”
Katz continued, “We saw strong unit growth from renewing pass holders and significantly stronger unit growth from new pass holders, which include guests in our database who previously purchased lift tickets or passes but did not buy a pass in the previous season and guests who are completely new to our database. Our strongest unit growth was from our destination markets, including the Northeast, and we also had very strong growth across our local markets. The majority of our absolute unit growth came from our core Epic and Epic Local pass products and we also saw even higher percentage growth from our Epic Day Pass products. Compared to the period ended September 18, 2020, effective pass price decreased 17%, despite the 20% price decrease we implemented this year and the significant growth of our lower priced Epic Day Pass products, which continue to represent an increasing portion of our total advance commitment product sales.
“We are very pleased with the performance of our pass product sales efforts to date, which exceeded our original expectations for the impact of the 20% price reduction, particularly in the growth of new pass holders and in the trade up we are seeing from pass holders into higher priced products. As we enter the final period for pass product sales, we feel good about the current trends we are seeing. However, it is important to point out that we know a portion of the growth we have seen to date represents certain pass product holders purchasing their pass earlier in the selling season than in the prior year period and we saw strong growth in the late fall in the prior year period due to concerns around COVID-19, including questions about resort access as a result of our mountain access reservation system. Given these factors and the other changing economic and COVID-related dynamics, it is difficult to provide specific guidance on our final growth rates, which may decline from the rates we reported today.”
Capital Investments
Commenting on the Company’s capital investments, Katz said, “As previously announced, we are on track to complete several signature investments in advance of the 2021/2022 North American ski season. In Colorado, we are completing a 250 acre lift-served terrain expansion in the signature McCoy Park area of Beaver Creek, further differentiating the resort’s high-end, family focused experience. We are also adding a new four-person high speed lift at Breckenridge to serve the popular Peak 7, replacing the Peru lift at Keystone with a six-person high speed chairlift, and replacing the Peachtree lift at Crested Butte with a new three-person fixed-grip lift. At Okemo, we are completing a transformational investment including upgrading the Quantum lift to replace the Green Ridge three-person fixed-grip chairlift. In addition to the transformational investments that will greatly improve uplift capacity, we are continuing to invest in company-wide technology enhancements, including investing in a number of upgrades to bring a best-in-class approach to how we service our guests through these channels.
“We are encouraged by the outlook for our long-term growth and the financial stability we have created. The success of our advance commitment strategy, the expansion of our network and our focus on creating an outstanding guest experience remain at the forefront of our efforts. Toward that end, we are launching an ambitious capital investment plan for calendar year 2022 across our resorts to significantly increase lift capacity and enhance the guest experience as we drive increased loyalty from our guests and continuously improve the value proposition of our advance commitment products. These investments are also expected to drive strong financial returns for our shareholders. The plan includes the installation of 19 new or replacement lifts across 14 of our resorts that collectively will increase lift capacity in those lift locations by more than 60% and a transformational lift-served terrain expansion at Keystone, as well as additional projects that will be announced in December 2021 and March 2022. All of the projects in the plan are subject to regulatory approvals.
“We expect our capital plan for calendar year 2022 will be approximately $315 million to $325 million, excluding any real estate related capital or reimbursable investments. This is approximately $150 million above our typical annual capital plan, based on inflation and previous additions for acquisitions, and includes approximately $20 million of incremental spending to complete the one-time capital plans associated with the Peak Resorts and Triple Peaks acquisitions. Given our recent financings and strong liquidity, the outlook for our business driven by the growth of our advance commitment strategy, and the tax benefit in 2022 from additional accelerated depreciation on U.S. investments, we believe this is the right time for our Company to make a significant investment in the guest experience at our resorts and expect this one-time increase in discretionary investments will drive an attractive return for our shareholders. Additional details associated with our calendar year 2022 capital plan can be found in our capital press release issued on September 23, 2021. We also intend to return our capital spending to our typical long-term plan in our calendar year 2023 capital plan, with the potential for reduced spending given the number of projects we would complete in calendar year 2022. We will be providing further detail on our calendar year 2022 capital plan in December 2021.”
Return of Capital
Commenting on the Company’s return of capital, Katz said, “The Company plans to exit the waiver period under the VHI Credit Agreement effective October 31, 2021, reinstating the required quarterly compliance with our financial maintenance covenants beginning with the first quarter of fiscal year 2022. We are also pleased to announce that the Board of Directors has reinstated our quarterly dividend by declaring a cash dividend on Vail Resorts’ common stock of $0.88 per share, payable on October 22, 2021 to shareholders of record on October 5, 2021. This dividend payment equates to 50% of pre-pandemic levels and reflects our continued confidence in the strong free cash flow generation and stability of our business model despite the ongoing risks associated with COVID-19. Our Board of Directors will continue to closely monitor the economic and public health outlook on a quarterly basis to assess the level of our quarterly dividend going forward.”
Guidance
Commenting on guidance for fiscal 2022, Katz said, “As we head into fiscal 2022, we are encouraged by the robust demand from our guests, the strength of our advance commitment product sales and our continued focus on enhancing the guest experience while maintaining our cost discipline. Our guidance for net income attributable to Vail Resorts, Inc. is estimated to be between $278 million and $349 million for fiscal 2022. We estimate Resort Reported EBITDA for fiscal 2022 will be between $785 million and $835 million. We estimate Resort EBITDA Margin for fiscal 2022 to be approximately 32.1%, using the midpoint of the guidance range, which is negatively impacted as a result of COVID-19 impacts associated with Australia in the first quarter of fiscal 2022 and the anticipated slower recovery in international visitation and group/conference business. We estimate Real Estate Reported EBITDA for fiscal 2022 to be between negative $6 million and $0 million. The guidance assumes normal weather conditions, a continuation of the current economic environment and no material impacts associated with COVID-19 for the 2021/2022 North American ski season or the 2022 Australian ski season other than an expected slower recovery for international visitation, which is expected to have a disproportionate impact at Whistler Blackcomb, and group/conference business, which is expected to have a disproportionate impact in our Lodging segment. At Whistler Blackcomb, we estimate the upcoming winter season will generate approximately $27 million lower Resort Reported EBITDA relative to the comparable period in fiscal 2019, primarily driven by the anticipated reduction in international visitation.
“Fiscal 2022 guidance includes an expectation that the first quarter of fiscal 2022 will generate net loss attributable to Vail Resorts, Inc. between $156 million and $136 million and Resort Reported EBITDA between negative $118 million and negative $106 million. We estimate the negative impacts of COVID-19 in Australia and the associated limitations and restrictions, including the current lockdowns, will have a negative Resort Reported EBITDA impact of approximately $41 million in the first quarter of fiscal 2022 as compared to the first quarter of fiscal 2020.
“There continues to be uncertainty regarding the ultimate impact of COVID-19 on our business results in fiscal year 2022, including any response to changing COVID-19 guidance and regulations by the various governmental bodies that regulate our operations and resort communities, as well as changes in consumer behavior resulting from COVID-19, which are not factored into the guidance and could negatively impact it. The guidance assumes an exchange rate of $0.80 between the Canadian Dollar and U.S. Dollar related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.74 between the Australian Dollar and U.S. Dollar related to the operations of Perisher, Falls Creek and Hotham in Australia.”

The following table reflects the forecasted guidance range for the Company’s fiscal 2022 first quarter ending October 31, 2021 and full year ending July 31, 2022, for Reported EBITDA (after stock-based compensation expense) and reconciles net (loss) income attributable to Vail Resorts, Inc. guidance to such Reported EBITDA guidance.

	Fiscal 2022 Guidance		Fiscal 2022 Guidance
	(In thousands)		(In thousands)
	For the Three Months Ending		For the Year Ending
	October 31, 2021 (6)		July 31, 2022 (6)
	Low End	High End	Low End	High End
	Range	Range	Range	Range
Net (loss) income attributable to Vail Resorts, Inc.	$(156,000)	$(136,000)	$278,000	$349,000
Net (loss) income attributable to noncontrolling interests	(3,000)	(7,000)	24,000	18,000
Net (loss) income	(159,000)	(143,000)	302,000	367,000
(Benefit) provision for income taxes (1)	(60,000)	(54,000)	82,000	100,000
(Loss) income before income taxes	(219,000)	(197,000)	384,000	467,000
Depreciation and amortization	63,000	61,000	250,000	238,000
Interest expense, net	41,000	38,000	150,000	142,000
Other (2)	(5,000)	(8,000)	(5,000)	(12,000)
Total Reported EBITDA	$(120,000)	$(106,000)	$779,000	$835,000

Mountain Reported EBITDA (3)	$(122,000)	$(110,000)	$766,000	$814,000
Lodging Reported EBITDA (4)	3,000	5,000	16,000	24,000
Resort Reported EBITDA (5)	(118,000)	(106,000)	785,000	835,000
Real Estate Reported EBITDA	(2,000)	—	(6,000)	—
Total Reported EBITDA	$(120,000)	$(106,000)	$779,000	$835,000

(1) The (benefit) provision for income taxes may be impacted by excess tax benefits primarily resulting from vesting and exercises of equity awards. Our estimated (benefit) provision for income taxes does not include the impact, if any, of unknown future exercises of employee equity awards, which could have a material impact given that a significant portion of our awards are in-the-money.

(2) Our guidance includes certain known changes in the fair value of the contingent consideration based solely on the passage of time and resulting impact on present value. Guidance excludes any change based upon, among other things, financial projections including long-term growth rates for Park City, which such change may be material. Separately, the intercompany loan associated with the Whistler Blackcomb transaction requires foreign currency remeasurement to Canadian dollars, the functional currency of Whistler Blackcomb. Our guidance excludes any forward looking change related to foreign currency gains or losses on the intercompany loans, which such change may be material.

(3) Mountain Reported EBITDA also includes approximately $5 million and $21 million of stock-based compensation for the three months ending October 31, 2021 and the year ending July 31, 2022, respectively.

(4) Lodging Reported EBITDA also includes approximately $1 million and $4 million of stock-based compensation for the three months ending October 31, 2021 and the year ending July 31, 2022, respectively.

(5) The Company provides Reported EBITDA ranges for the Mountain and Lodging segments, as well as for the two combined. The low and high of the expected ranges provided for the Mountain and Lodging segments, while possible, do not sum to the high or low end of the Resort Reported EBITDA range provided because we do not expect or assume that we will hit the low or high end of both ranges.

(6) Guidance estimates are predicated on an exchange rate of $0.80 between the Canadian Dollar and U.S. Dollar, related to the operations of Whistler Blackcomb in Canada and an exchange rate of $0.74 between the Australian Dollar and U.S. Dollar, related to the operations of our Australian ski areas.

Earnings Conference Call
    The Company will conduct a conference call today at 5:00 p.m. eastern time to discuss the financial results. The call will be webcast and can be accessed at www.vailresorts.com in the Investor Relations section, or dial (888) 204-4368 (U.S. and Canada) or (323) 994-2093 (international). A replay of the conference call will be available two hours following the conclusion of the conference call through October 7, 2021, at 8:00 p.m. eastern time. To access the replay, dial (888) 203-1112 (U.S. and Canada) or (719) 457-0820 (international), pass code 8866986. The conference call will also be archived at www.vailresorts.com.
About Vail Resorts, Inc. (NYSE: MTN)
    Vail Resorts, Inc., through its subsidiaries, is the leading global mountain resort operator. Vail Resorts’ subsidiaries operate 37 destination mountain resorts and regional ski areas, including Vail, Beaver Creek, Breckenridge, Keystone and Crested Butte in Colorado; Park City in Utah; Heavenly, Northstar and Kirkwood in the Lake Tahoe area of California and Nevada; Whistler Blackcomb in British Columbia, Canada; Perisher, Falls Creek and Hotham in Australia; Stowe, Mount Snow, and Okemo in Vermont; Hunter Mountain in New York; Mount Sunapee, Attitash, Wildcat and Crotched in New Hampshire; Stevens Pass in Washington; Liberty, Roundtop, Whitetail, Jack Frost and Big Boulder in Pennsylvania; Alpine Valley, Boston Mills, Brandywine and Mad River in Ohio; Hidden Valley and Snow Creek in Missouri; Wilmot in Wisconsin; Afton Alps in Minnesota; Mt. Brighton in Michigan; and Paoli Peaks in Indiana. Vail Resorts owns and/or manages a collection of casually elegant hotels under the RockResorts brand, as well as the Grand Teton Lodge Company in Jackson Hole, Wyoming. Vail Resorts Development Company is the real estate planning and development subsidiary of Vail Resorts, Inc. Vail Resorts is a publicly held company traded on the New York Stock Exchange (NYSE: MTN). The Vail Resorts company website is www.vailresorts.com and consumer website is www.snow.com.
Forward-Looking Statements
Certain statements discussed in this press release and on the conference call, other than statements of historical information, are forward-looking statements within the meaning of the federal securities laws, including the statements regarding fiscal 2022 and the first quarter of fiscal 2022 performance (including the assumptions related thereto), including our expected net income and Resort Reported EBITDA; our expectations regarding our liquidity; the effects of the COVID-19 pandemic on, among other things, our operations; expectations related to our season pass products; our expectations regarding our ancillary lines of business; the payment of dividends and our expectations regarding electing out of the temporary waiver period under the VHI Credit Agreement; and our calendar year 2022 and calendar year 2023 capital plan and expectations related thereto. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Such risks and uncertainties include but are not limited to the ultimate duration of COVID-19 and its short-term and long-term impacts on consumer behaviors, the economy generally and our business and results of operations, including the ultimate amount of refunds that we would be required to refund to our pass product holders for qualifying circumstances under our Epic Coverage program; prolonged weakness in general economic conditions, including adverse effects on the overall travel and leisure related industries; willingness or ability of our guests to travel due to terrorism, the uncertainty of military conflicts or outbreaks of contagious diseases (such as the ongoing COVID-19 pandemic), and the cost and availability of travel options and changing consumer preferences; unfavorable weather conditions or the impact of natural disasters; risks related to interruptions or disruptions of our information technology systems, data security or cyberattacks; risks related to our reliance on information technology, including our failure to maintain the integrity of our customer or employee data and our ability to adapt to technological developments or industry trends; the seasonality of our business combined with adverse events that occur during our peak operating periods; competition in our mountain and lodging businesses or with other recreational and leisure activities; high fixed cost structure of our business; our ability to fund resort capital expenditures; risks related to a disruption in our water supply that would impact our snowmaking capabilities and operations; our reliance on government permits or approvals for our use of public land or to make operational and capital improvements; risks associated with obtaining governmental or third party approvals; risks related to federal, state, local and foreign government laws, rules and regulations; risks related to changes in security and privacy laws and regulations which could increase our operating costs and adversely affect our ability to market our products and services effectively; risks related to our workforce, including increased labor costs; loss of key personnel and our ability to hire and retain a sufficient seasonal workforce; a deterioration in the quality or reputation of our brands, including our ability to protect our intellectual property and the risk of accidents at our mountain resorts; our ability to successfully integrate acquired businesses, or that acquired businesses may fail to perform in accordance with expectations; risks associated with international operations; fluctuations in foreign currency exchange rates where the Company has foreign currency exposure, primarily the Canadian and Australian dollars; changes in tax laws, regulations, interpretations, or adverse determinations by taxing authorities; risks related to our indebtedness and our ability to satisfy our debt service requirements under our outstanding debt including our unsecured senior notes, which could reduce our ability to use our cash flow to fund our operations, capital expenditures, future business opportunities and other purposes; a materially adverse change in our financial condition; adverse consequences of current or future legal claims; changes in accounting judgments and estimates, accounting principles, policies or guidelines; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2021, which was filed on September 23, 2021.

All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these cautionary statements. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by law.
Statement Concerning Non-GAAP Financial Measures
When reporting financial results, we use the terms Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow, which are not financial measures under accounting principles generally accepted in the United States of America (“GAAP”). Resort Reported EBITDA, Total Reported EBITDA, Resort EBITDA Margin, Net Debt and Net Real Estate Cash Flow should not be considered in isolation or as an alternative to, or substitute for, measures of financial performance or liquidity prepared in accordance with GAAP. In addition, we report segment Reported EBITDA (i.e. Mountain, Lodging and Real Estate), the measure of segment profit or loss required to be disclosed in accordance with GAAP. Accordingly, these measures may not be comparable to similarly-titled measures of other companies. Additionally, with respect to discussion of impacts from currency, the Company calculates the impact by applying current period foreign exchange rates to the prior period results, as the Company believes that comparing financial information using comparable foreign exchange rates is a more objective and useful measure of changes in operating performance.
Reported EBITDA (and its counterpart for each of our segments) has been presented herein as a measure of the Company’s performance. The Company believes that Reported EBITDA is an indicative measurement of the Company’s operating performance, and is similar to performance metrics generally used by investors to evaluate other companies in the resort and lodging industries. The Company defines Resort EBITDA Margin as Resort Reported EBITDA divided by Resort net revenue. The Company believes Resort EBITDA Margin is an important measurement of operating performance. The Company believes that Net Debt is an important measurement of liquidity as it is an indicator of the Company’s ability to obtain additional capital resources for its future cash needs. Additionally, the Company believes Net Real Estate Cash Flow is important as a cash flow indicator for its Real Estate segment. See the tables provided in this release for reconciliations of our measures of segment profitability and non-GAAP financial measures to the most directly comparable GAAP financial measures.

Vail Resorts, Inc.
Consolidated Condensed Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended July 31,		Twelve Months Ended July 31,
	2021	2020	2021	2020
Net revenue:
Mountain and Lodging services and other	$154,278	$61,784	$1,650,055	$1,578,463
Mountain and Lodging retail and dining	49,523	15,362	257,885	380,394
Resort net revenue	203,801	77,146	1,907,940	1,958,857
Real Estate	401	63	1,770	4,847
Total net revenue	204,202	77,209	1,909,710	1,963,704
Segment operating expense:
Mountain and Lodging operating expense	194,509	117,121	960,453	1,019,437
Mountain and Lodging retail and dining cost of products sold	22,101	11,533	112,536	159,066
General and administrative	86,549	51,520	296,993	278,695
Resort operating expense	303,159	180,174	1,369,982	1,457,198
Real Estate operating expense	1,588	1,256	6,676	9,182
Total segment operating expense	304,747	181,430	1,376,658	1,466,380
Other operating (expense) income:
Depreciation and amortization	(63,223)	(63,185)	(252,585)	(249,572)
Gain on sale of real property	135	—	324	207
Asset impairments	—	—	—	(28,372)
Change in fair value of contingent consideration	(2,200)	(2,300)	(14,402)	2,964
(Loss) gain on disposal of fixed assets and other, net	(4,611)	(340)	(5,373)	838
(Loss) income from operations	(170,444)	(170,046)	261,016	223,389
Mountain equity investment income, net	521	420	6,698	1,690
Investment (expense) income and other, net	(271)	306	586	1,305
Foreign currency (loss) gain on intercompany loans	(1,550)	4,961	8,282	(3,230)
Interest expense, net	(39,112)	(33,418)	(151,399)	(106,721)
(Loss) income before benefit (provision) for income taxes	(210,856)	(197,777)	125,183	116,433
Benefit (provision) for income taxes	65,914	39,812	(726)	(7,378)
Net (loss) income	(144,942)	(157,965)	124,457	109,055
Net loss (income) attributable to noncontrolling interests	4,131	4,357	3,393	(10,222)
Net (loss) income attributable to Vail Resorts, Inc.	$(140,811)	$(153,608)	$127,850	$98,833
Per share amounts:
Basic net (loss) income per share attributable to Vail Resorts, Inc.	$(3.49)	$(3.82)	$3.17	$2.45
Diluted net (loss) income per share attributable to Vail Resorts, Inc.	$(3.49)	$(3.82)	$3.13	$2.42
Cash dividends declared per share	$—	$—	$—	$5.28
Weighted average shares outstanding:
Basic	40,372	40,198	40,301	40,273
Diluted	40,372	40,198	40,828	40,838

Vail Resorts, Inc. Consolidated Condensed Statements of Operations - Other Data (In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2021	2020	2021	2020
Other Data:
Mountain Reported EBITDA	$(103,785)	$(94,392)	$550,389	$500,080
Lodging Reported EBITDA	4,948	(8,216)	(5,733)	3,269
Resort Reported EBITDA	(98,837)	(102,608)	544,656	503,349
Real Estate Reported EBITDA	(1,052)	(1,193)	(4,582)	(4,128)
Total Reported EBITDA	$(99,889)	$(103,801)	$540,074	$499,221
Mountain stock-based compensation	$4,908	$3,992	$20,311	$17,410
Lodging stock-based compensation	889	848	3,783	3,399
Resort stock-based compensation	5,797	4,840	24,094	20,809
Real Estate stock-based compensation	81	54	301	212
Total stock-based compensation	$5,878	$4,894	$24,395	$21,021

Vail Resorts, Inc.
Mountain Segment Operating Results
(In thousands, except Effective Ticket Price (“ETP”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2021	2020	(Decrease)	2021	2020	(Decrease)
Net Mountain revenue:
Lift	$35,032	$12,096	189.6%	$1,076,578	$913,091	17.9%
Ski school	5,403	1,291	318.5%	144,227	189,131	(23.7)%
Dining	10,157	1,783	469.7%	90,329	160,763	(43.8)%
Retail/rental	24,275	10,538	130.4%	227,993	270,299	(15.7)%
Other	49,659	23,054	115.4%	150,751	177,159	(14.9)%
Total Mountain net revenue	124,526	48,762	155.4%	1,689,878	1,710,443	(1.2)%
Mountain operating expense:
Labor and labor-related benefits	80,980	45,827	76.7%	452,352	473,365	(4.4)%
Retail cost of sales	10,558	7,757	36.1%	76,565	96,497	(20.7)%
Resort related fees	2,754	869	216.9%	69,768	75,044	(7.0)%
General and administrative	75,642	44,516	69.9%	253,279	239,412	5.8%
Other	58,898	44,605	32.0%	294,223	327,735	(10.2)%
Total Mountain operating expense	228,832	143,574	59.4%	1,146,187	1,212,053	(5.4)%
Mountain equity investment income, net	521	420	24.0%	6,698	1,690	296.3%
Mountain Reported EBITDA	$(103,785)	$(94,392)	(10.0)%	$550,389	$500,080	10.1%

Total skier visits	661	150	340.7%	14,852	13,483	10.2%
ETP	$53.00	$80.64	(34.3)%	$72.49	$67.72	7.0%

Vail Resorts, Inc.
Lodging Operating Results
(In thousands, except Average Daily Rate (“ADR”) and Revenue per Available Room (“RevPAR”))
(Unaudited)

	Three Months Ended July 31,		Percentage Increase	Twelve Months Ended July 31,		Percentage Increase
	2021	2020	(Decrease)	2021	2020	(Decrease)
Lodging net revenue:
Owned hotel rooms	$23,184	$5,669	309.0%	$47,509	$44,992	5.6%
Managed condominium rooms	13,826	6,496	112.8%	72,217	76,480	(5.6)%
Dining	10,261	899	1,041.4%	19,068	38,252	(50.2)%
Transportation	1,661	48	3,360.4%	9,271	15,796	(41.3)%
Golf	11,791	6,806	73.2%	20,437	17,412	17.4%
Other	17,173	7,522	128.3%	43,007	44,933	(4.3)%
	77,896	27,440	183.9%	211,509	237,865	(11.1)%
Payroll cost reimbursements	1,379	944	46.1%	6,553	10,549	(37.9)%
Total Lodging net revenue	79,275	28,384	179.3%	218,062	248,414	(12.2)%
Lodging operating expense:
Labor and labor-related benefits	31,629	16,287	94.2%	101,582	114,279	(11.1)%
General and administrative	10,907	7,004	55.7%	43,714	39,283	11.3%
Other	30,412	12,365	146.0%	71,946	81,034	(11.2)%
	72,948	35,656	104.6%	217,242	234,596	(7.4)%
Reimbursed payroll costs	1,379	944	46.1%	6,553	10,549	(37.9)%
Total Lodging operating expense	74,327	36,600	103.1%	223,795	245,145	(8.7)%
Lodging Reported EBITDA	$4,948	$(8,216)	160.2%	$(5,733)	$3,269	(275.4)%

Owned hotel statistics:
ADR	$276.28	$232.81	18.7%	$264.83	$266.43	(0.6)%
RevPAR	$171.51	$46.48	269.0%	$122.45	$122.34	0.1%
Managed condominium statistics:
ADR	$267.50	$264.64	1.1%	$349.08	$328.98	6.1%
RevPAR	$57.25	$21.75	163.2%	$77.74	$83.10	(6.5)%
Owned hotel and managed condominium statistics (combined):
ADR	$271.64	$254.55	6.7%	$322.15	$310.76	3.7%
RevPAR	$84.18	$25.73	227.2%	$85.99	$90.37	(4.8)%

Key Balance Sheet Data
(In thousands)
(Unaudited)

	As of July 31,
	2021	2020
Real estate held for sale and investment	$95,615	$96,844
Total Vail Resorts, Inc. stockholders’ equity	$1,594,599	$1,316,742
Long-term debt, net	$2,736,175	$2,387,122
Long-term debt due within one year	114,117	63,677
Total debt	2,850,292	2,450,799
Less: cash and cash equivalents	1,243,962	390,980
Net debt	$1,606,330	$2,059,819

Reconciliation of Measures of Segment Profitability and Non-GAAP Financial Measures

Presented below is a reconciliation of net (loss) income attributable to Vail Resorts, Inc. to Total Reported EBITDA for the three and twelve months ended July 31, 2021 and 2020.

	(In thousands) (Unaudited)		(In thousands) (Unaudited)
	Three Months Ended July 31,		Twelve Months Ended July 31,
	2021	2020	2021	2020
Net (loss) income attributable to Vail Resorts, Inc.	$(140,811)	$(153,608)	$127,850	$98,833
Net (loss) income attributable to noncontrolling interests	(4,131)	(4,357)	(3,393)	10,222
Net (loss) income	(144,942)	(157,965)	124,457	109,055
(Benefit) provision for income taxes	(65,914)	(39,812)	726	7,378
(Loss) income before (benefit) provision for income taxes	(210,856)	(197,777)	125,183	116,433
Depreciation and amortization	63,223	63,185	252,585	249,572
Asset impairments	—	—	—	28,372
Loss (gain) on disposal of fixed assets and other, net	4,611	340	5,373	(838)
Change in fair value of contingent consideration	2,200	2,300	14,402	(2,964)
Investment expense (income) and other, net	271	(306)	(586)	(1,305)
Foreign currency loss (gain) on intercompany loans	1,550	(4,961)	(8,282)	3,230
Interest expense, net	39,112	33,418	151,399	106,721
Total Reported EBITDA	$(99,889)	$(103,801)	$540,074	$499,221

Mountain Reported EBITDA	$(103,785)	$(94,392)	$550,389	$500,080
Lodging Reported EBITDA	4,948	(8,216)	(5,733)	3,269
Resort Reported EBITDA*	(98,837)	(102,608)	$544,656	$503,349
Real Estate Reported EBITDA	(1,052)	(1,193)	(4,582)	(4,128)
Total Reported EBITDA	$(99,889)	$(103,801)	$540,074	$499,221

* Resort represents the sum of Mountain and Lodging

The following table reconciles long-term debt, net to Net Debt and the calculation of Net Debt to Total Reported EBITDA for the twelve months ended July 31, 2021.

(In thousands) (Unaudited) (As of July 31, 2021)
Long-term debt, net	$2,736,175
Long-term debt due within one year	114,117
Total debt	2,850,292
Less: cash and cash equivalents	1,243,962
Net debt	$1,606,330
Net debt to Total Reported EBITDA	3.0 x
The following table reconciles Real Estate Reported EBITDA to Net Real Estate Cash Flow for the three and twelve months ended July 31, 2021 and 2020.

	(In thousands) (Unaudited) Three Months Ended July 31,		(In thousands) (Unaudited) Twelve Months Ended July 31,
	2021	2020	2021	2020
Real Estate Reported EBITDA	$(1,052)	$(1,193)	$(4,582)	$(4,128)
Non-cash Real Estate cost of sales	309	—	1,201	3,684
Non-cash Real Estate stock-based compensation	81	54	301	212
Change in real estate deposits and recovery of previously incurred project costs/land basis less investments in real estate	681	(12)	1,116	99
Net Real Estate Cash Flow	$19	$(1,151)	$(1,964)	$(133)

The following table reconciles Resort net revenue to Resort EBITDA Margin for the year ended July 31, 2021.

(In thousands) (Unaudited)
Twelve Months Ended July 31, 2021
Resort net revenue (1)	$1,907,940
Resort Reported EBITDA (1)	$544,656
Resort EBITDA margin	28.5%

(1) Resort represents the sum of Mountain and Lodging

The following table reconciles Resort net revenue to Resort EBITDA Margin for fiscal 2022 guidance.

(In thousands) (Unaudited)
Fiscal 2022 Guidance (2)
Resort net revenue (1)	$2,524,000
Resort Reported EBITDA (1)	$810,000
Resort EBITDA margin	32.1%

(1) Resort represents the sum of Mountain and Lodging
(2) Represents the mid-point of Guidance